EXHIBIT 99.1
ParkOhio Announces First Quarter 2019 Results

•	Q1 Revenues increased to $420.1 million, up 4% year-over-year

•	GAAP EPS was $0.90, up 15% year-over-year from $0.78 in Q1 2018

•	Adjusted EPS was $1.01, up 9% from $0.93 in Q1 2018

•	Full year 2019 GAAP EPS guidance of $4.20-$4.50 and Adjusted EPS guidance of $4.30-$4.60 re-affirmed

CLEVELAND, OHIO, May 6, 2019 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2019.

FIRST QUARTER RESULTS

Net sales were $420.1 million in the first quarter of 2019, an increase of 4% from net sales of $405.7 million in the first quarter of 2018, driven by organic growth of 2% and acquisition-related growth of 2%. Net income attributable to ParkOhio common shareholders was $11.2 million, or $0.90 per diluted share, in the first quarter of 2019, compared to $9.8 million, or $0.78 per diluted share, in the first quarter of 2018. On an adjusted basis, net income attributable to ParkOhio common shareholders was $1.01 per diluted share in the 2019 period, up 9% compared to $0.93 per diluted share in the 2018 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

Matthew V. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased with our start to 2019 and the continued momentum in sales and earnings. We expect further improvements throughout the year, as the results from our investment strategies take hold.”

EBITDA, as defined was $35.0 million in the first quarter of 2019, compared to $35.4 million in the first quarter of 2018. The Company's liquidity position was $252.5 million at March 31, 2019, including $47.5 million of cash and cash equivalents on hand and $205.0 million of availability under various credit arrangements. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined.

CONFERENCE CALL

A conference call reviewing ParkOhio’s first quarter 2019 results will be broadcast live over the Internet on Tuesday, May 7, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

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ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 125 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the other factors we describe under "Item 1A. Risk Factors" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In millions, except per share data)
Net sales	$420.1	$405.7
Cost of sales	354.8	340.6
Gross profit	65.3	65.1
Selling, general and administrative expenses	42.8	43.0
Operating income	22.5	22.1
Other components of pension income and other postretirement benefits expense, net	1.3	2.3
Interest expense, net	(8.2)	(8.4)
Income before income taxes	15.6	16.0
Income tax expense	(3.9)	(5.8)
Net income	11.7	10.2
Net income attributable to noncontrolling interests	(0.5)	(0.4)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$11.2	$9.8

Earnings per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.92	$0.80
Diluted	$0.90	$0.78
Weighted-average shares used to compute earnings per share:
Basic	12.2	12.3
Diluted	12.4	12.5

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$35.0	$35.4

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings is net income calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted earnings:

	Three Months Ended March 31,
	2019		2018
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income	$11.7	$0.94	$10.2	$0.81
Net income attributable to noncontrolling interests	(0.5)	(0.04)	(0.4)	(0.03)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	11.2	0.90	9.8	0.78
Adjustments:
Plant closure, relocation and severance costs	1.7	0.14	—	—
Acquisition-related expenses	—	—	0.8	0.07
Tax effect of above adjustments	(0.4)	(0.03)	(0.2)	(0.02)
U.S. Tax Act adjustments	—	—	1.2	0.10
Adjusted earnings	$12.5	$1.01	$11.6	$0.93

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain non-cash charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its current revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's current revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2019	2018
	(In millions)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$11.2	$9.8
Add back:
Interest expense, net	8.2	8.4
Income tax expense	3.9	5.8
Depreciation and amortization	9.2	8.9
Stock-based compensation expense	1.9	2.2
Other	0.6	0.3
EBITDA, as defined	$35.0	$35.4

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2019	December 31, 2018
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$47.5	$55.7
Accounts receivable, net	287.9	264.4
Inventories, net	329.7	317.8
Prepaid and other current assets	75.6	82.7
Total current assets	740.7	720.6
Property, plant and equipment, net	224.7	219.4
Operating lease right-of-use assets(1)	67.9	—
Goodwill	103.2	103.4
Intangible assets, net	93.5	95.3
Other long-term assets	79.8	69.8
Total assets	$1,309.8	$1,208.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$194.9	$177.8
Current portion of long-term debt and short-term debt	17.9	17.9
Current portion of operating lease liability(1)	12.8	—
Accrued expenses and other	100.1	103.2
Total current liabilities	325.7	298.9
Long-term liabilities, less current portion:
Debt	546.1	547.5
Long-term operating lease liability(1)	55.9	—
Other long-term liabilities	52.8	49.5
Total long-term liabilities	654.8	597.0
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	315.5	299.0
Noncontrolling interests	13.8	13.6
Total equity	329.3	312.6
Total liabilities and shareholders' equity	$1,309.8	$1,208.5

(1) - On January 1, 2019, we adopted ASU 2016-02, "Leases (Topic 842)." This accounting standard requires that a lessee recognize a lease asset and lease liability on its balance sheet for all leases, including operating leases, with a term greater than
12 months.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In millions)
OPERATING ACTIVITIES
Net income	$11.7	$10.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9.2	8.9
Stock-based compensation expense	1.9	2.2
Net impact of Tax Cuts and Jobs Act	—	1.2
Changes in operating assets and liabilities:
Accounts receivable	(23.0)	(16.5)
Inventories	(11.2)	(9.2)
Prepaid and other current assets	6.9	(2.2)
Accounts payable and accrued expenses	11.2	15.0
Other	(0.1)	(1.2)
Net cash provided by operating activities	6.6	8.4
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10.6)	(8.9)
Business acquisitions, net of cash acquired	—	(36.7)
Net cash used by investing activities	(10.6)	(45.6)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	1.3	47.3
Payments on term loans and other debt	(2.2)	(3.6)
Proceeds from term loans and other debt	1.1	3.7
Payments on finance lease facilities, net	(1.6)	(1.2)
Dividends	(1.9)	(1.6)
Purchase of treasury shares	—	(0.6)
Payments of withholding taxes on share awards	(1.0)	(1.1)
Net cash (used) provided by financing activities	(4.3)	42.9
Effect of exchange rate changes on cash	0.1	0.7
(Decrease) increase in cash and cash equivalents	(8.2)	6.4
Cash and cash equivalents at beginning of period	55.7	82.8
Cash and cash equivalents at end of period	$47.5	$89.2
Income taxes paid	$2.1	$2.0
Interest paid	$2.0	$2.2

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In millions)
Net sales:
Supply Technologies	$165.3	$160.9
Assembly Components	138.3	145.4
Engineered Products	116.5	99.4
	$420.1	$405.7

Segment operating income:
Supply Technologies	$13.1	$12.5
Assembly Components	8.3	12.6
Engineered Products	8.1	5.7
Total segment operating income	29.5	30.8
Corporate costs	(7.0)	(8.7)
Operating income	22.5	22.1
Other components of net pension income and other postretirement benefits expense, net	1.3	2.3
Interest expense, net	(8.2)	(8.4)
Income before income taxes	$15.6	$16.0

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings per share is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings per share is earnings per share calculated in accordance with GAAP, adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings per share to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting earnings per share. Adjusted earnings per share is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings per share calculated in accordance with GAAP. Adjusted earnings per share herein may not be comparable to similarly titled measures of other companies. The following table reconciles earnings per share to adjusted earnings per share:

	Year Ending December 31,
	2019 Forecast
	Low	High
EPS (GAAP)	$4.20	$4.50
Plant closure, relocation and severance costs	0.10	0.10
Adjusted EPS (non-GAAP)	$4.30	$4.60